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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
U.S. Premium Beef, Ltd.:


We consent to the use of our reports relating to U.S. Premium Beef Ltd. (the Company) included herein and to the reference to our firm under the heading "Selected Financial Data" in the prospectus.



Our reports dated March 26, 2004 contain an explanatory paragraph that states that, as discussed in note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, on September 1, 2002.



We also consent to the inclusion of our report dated December 12, 2003, with respect to the consolidated balance sheet of National Beef Packing Company, LLC and subsidiaries (Successor) as of August 30, 2003 and the consolidated balance sheet of Farmland National Beef Packing Company, L.P. and subsidiaries (Predecessor) as of August 31, 2002, and the related consolidated statements of operations, partners'/members' capital, comprehensive income, and cash flows for the 24 days ended August 30, 2003 (Successor Period), for the 340 days ended August 6, 2003, and for each of the fiscal years ended August 31, 2002 and August 25, 2001 (Predecessor Periods), which report appears herein.



Our report dated December 12, 2003 contains an explanatory paragraph that states that, as discussed in note 3 to the consolidated financial statements, effective August 7, 2003, U.S. Premium Beef, Ltd. acquired a controlling interest in Farmland National Beef Packing Company, L.P. in a business combination accounted for as a purchase. As a result of the transaction, the consolidated financial information of National Beef Packing Company, LLC for the period after the acquisition (Successor Period) is presented on a different cost basis than that for the periods before the acquisition (Predecessor Periods) and, therefore, is not comparable.



                                                 /s/ KPMG LLP



Kansas City, Missouri
August 4, 2004